Exhibit 99

Pfizer Reports Fourth-Quarter and Full-Year 2007 Results and 2008 Financial Guidance

  Fourth-Quarter 2007 Revenues of $13.1 Billion Increased from $12.6 Billion in the Year-Ago Quarter
  Fourth-Quarter 2007 Reported Diluted EPS of $0.42 Compared with $1.32 in the Year-Ago Quarter, which Included the $1.08 EPS Gain on the Sale of the Consumer Healthcare Business
  Fourth-Quarter 2007 Adjusted Diluted EPS(1) of $0.52 Increased from $0.43 in the Year-Ago Quarter
  Full-Year 2007 Revenues of $48.6 Billion Increased from $48.4 Billion in 2006

NEW YORK--(BUSINESS WIRE)--Pfizer Inc (NYSE: PFE):

($ in millions, except per share amounts)
	Fourth Quarter			Full Year
	2007	2006	Change	2007	2006	Change
Reported Revenues	$ 13,065	$ 12,603	4%	$ 48,613	$ 48,371	1%
Reported Net Income	2,878	9,449	(70%)	8,298	19,337	(57%)
Reported Diluted EPS	0.42	1.32	(68%)	1.20	2.66	(55%)
Adjusted Income(1)	3,556	3,047	17%	15,267	14,982	2%
Adjusted Diluted EPS(1)	0.52	0.43	21%	2.20	2.06	7%

Pfizer Inc (NYSE: PFE) today reported results for the fourth-quarter and full-year 2007. For the fourth-quarter 2007, Pfizer recorded revenues of $13.1 billion, an increase of 4% compared with $12.6 billion in the year-ago quarter, despite the March 2007 loss of U.S. exclusivity of Norvasc, which contributed to a decrease in Norvasc revenues of $667 million. Fourth-quarter 2007 revenues were positively impacted by foreign exchange, which increased revenues by approximately $610 million or 5%, and the strong performance of many new and in-line products.

For the fourth-quarter 2007, the Company posted reported net income of $2.9 billion, a decrease of 70% compared with $9.4 billion in the prior-year quarter, and reported diluted EPS of $0.42, a decrease of 68% compared with $1.32 in the prior-year quarter. The decline was primarily attributable to the one-time after-tax gain of $7.9 billion ($1.08 in reported diluted EPS) in the fourth-quarter 2006 related to the sale of the Consumer Healthcare business.

Pfizer recorded full-year 2007 revenues of $48.6 billion, an increase of 1% compared with $48.4 billion in 2006, notwithstanding the loss of U.S. exclusivity of Norvasc and Zoloft, which contributed to a decrease in Norvasc and Zoloft revenues of $3.4 billion. The 1% increase reflects the favorable impact of foreign exchange, which increased revenues by approximately $1.5 billion or 3%, in addition to the strong performance of many new and in-line products.

For the full-year 2007, the Company posted reported net income of $8.3 billion, a decrease of 57% compared with $19.3 billion in 2006, and reported diluted EPS of $1.20, a decrease of 55% compared with $2.66 in 2006. The decline was primarily attributable to the one-time after-tax gain of $7.9 billion ($1.08 in reported diluted EPS) in 2006 related to the sale of the Consumer Healthcare business as well as after-tax charges of $2.1 billion in the third-quarter 2007 related to the write-off of assets and other costs associated with Pfizer’s decision to exit Exubera.

For the fourth-quarter 2007, Pfizer posted adjusted income(1) of $3.6 billion, an increase of 17% compared with $3.0 billion in the year-ago quarter, and adjusted diluted EPS(1) of $0.52, an increase of 21% compared with $0.43 in the year-ago quarter. For the full-year 2007, the Company posted adjusted income(1) of $15.3 billion, an increase of 2% compared with $15.0 billion in 2006, and adjusted diluted EPS(1) of $2.20, an increase of 7% compared with $2.06 in 2006. Fourth-quarter and full-year 2007 adjusted income(1) and adjusted diluted EPS(1) were favorably impacted by foreign exchange and the Company’s cost-reduction initiatives, and were also impacted by revenues as discussed above. Adjusted diluted EPS(1) was also positively impacted by Pfizer’s purchase of $10.0 billion of the Company’s stock in 2007, approximately $2.5 billion of which was purchased in the fourth quarter.

Executive Commentary

“In 2007, we delivered solid performance, and made structural and operational changes to enhance the future performance of our company,” said Chairman and Chief Executive Officer Jeff Kindler. “With strong product performance, cost reductions, improved productivity and the benefits of foreign exchange, we achieved both revenue and adjusted diluted EPS(1) growth despite losing U.S. market exclusivity for Norvasc and Zoloft. This performance highlights not only Pfizer’s operating and financial strength, but also our determination to meet our objectives in a challenging marketplace.”

“We are executing against a broad plan to position Pfizer to deliver long-term value. Our new products -- Lyrica, Chantix, and Sutent -- are performing well. We are continuing to strengthen our senior leadership team and enhance accountability. We are shifting investments into high-priority therapeutic areas, revamping our R&D operations and acquiring new compounds and technologies that we believe are especially promising. These actions taken together have made Pfizer a stronger company than it was a year ago, and we look forward to continued progress in 2008,” added Kindler.

“Our results reflect our solid financial performance this quarter and year,” said Chief Financial Officer, Frank D’Amelio. “We continue to focus on building value by achieving our financial goals, maintaining spending discipline, prudently allocating our capital, and improving our cost structure. With respect to our cost structure, we continue to execute on our plans to reduce expenses and improve productivity. In 2007, among other activities, we reduced headcount by more than 11,000; exited six manufacturing sites and two R&D sites; continued to streamline our organization; and we remain on track to achieve in 2008 an absolute reduction of adjusted total costs(8) of at least $1.5 to $2.0 billion on a constant currency basis(9) as compared to 2006.”

“We are increasing our full-year 2008 revenue guidance to a range of $47.0 to $49.0 billion and providing additional full-year details,” continued D’Amelio. “As always, quarterly results may vary depending upon the seasonality of revenues and spending, as well as the timing of the loss of U.S. exclusivity and patent expirations of certain products, among other things. First-quarter 2008 revenues may not be comparable to the first-quarter 2007 revenues as a result of the loss of U.S. exclusivity of Norvasc, Camptosar (February 2008) and Zyrtec (January 2008), which we will cease selling this month following the anticipated launch of over-the-counter Zyrtec. Collectively, these products contributed U.S. revenues of about $1.1 billion in the first-quarter 2007 and $2.7 billion in the full-year 2007. We have considered these factors in our full-year 2008 guidance.”

“In 2007, we purchased $10.0 billion of Pfizer common stock. As part of our continuing effort to deliver strong total shareholder return, the Board of Directors authorized a new program to purchase up to $5.0 billion of the company’s common stock over time. In addition, we announced in December a 10% increase in our first-quarter 2008 dividend to $0.32 a share, marking our 41st consecutive year of annual dividend increases for Pfizer shareholders.”

Product Performance

($ in millions, except percentages)

	Fourth Quarter			Full Year
	2007	2006	Change	2007	2006	Change
In-Line Products(2)	$ 10,010	$ 9,614	4%	$ 37,528	$ 36,504	3%
New Products(3)	1,103	569	94%	3,559	1,603	122%

Total In-Line and New Products(4)	11,113	10,183	9%	41,087	38,107	8%

Loss of Exclusivity Products(5)	784	1,483		3,532	6,976	(49%)
			(47%)

Total Pharmaceutical	11,897	11,666	2%	44,619	45,083	(1%)

Animal Health	785	655	20%	2,639	2,311	14%
Other(6)	383	282	36%	1,355	977	39%

Total Revenues	$ 13,065	$12,603	4%	$48,613	$48,371	1%
(2) (3) (4) (5) (6) See end of text prior to tables for notes.

Pharmaceuticals

Pharmaceutical revenues for the fourth-quarter 2007 were $11.9 billion, an increase of 2% compared with the prior-year quarter, including the favorable impact of foreign exchange, which increased revenues by approximately $550 million or 5%. Fourth-quarter 2007 revenues from in-line and new products(4) increased 9% compared with the year-ago quarter. Revenues for Zoloft and Norvasc, which lost U.S. marketing exclusivity in 2006 and 2007, respectively, declined 47% compared with the year-ago quarter.

Full-year 2007 pharmaceutical revenues were $44.6 billion, a decrease of 1% compared with 2006, despite the positive impact of foreign exchange, which increased revenues by approximately $1.3 billion or 3%. Full-year 2007 revenues from in-line and new products(4) grew 8% compared with 2006. Revenues for Zoloft and Norvasc declined 49% in 2007 compared with 2006.

Lipitor revenues in the fourth-quarter 2007 were $3.4 billion, an increase of 3% compared with the prior-year quarter; this includes the favorable impact of foreign exchange, which increased revenues by approximately $150 million or 4%. In the U.S., Lipitor revenues declined 4% during the quarter, while revenues from international markets rose 13%. Full-year 2007 Lipitor revenues were $12.7 billion, a decrease of 2% compared with 2006; this includes the favorable impact of foreign exchange, which increased revenues by approximately $360 million or 3%. In the U.S., Lipitor revenues declined 8% during 2007, while revenues from international markets increased 9%. The U.S. statin market in particular continues to be highly competitive, with both branded and generic competition in an increasingly cost-sensitive environment. Pfizer continues to respond to this competition with an integrated, multi-channel effort emphasizing Lipitor’s strong clinical profile.

Celebrex revenues in the fourth-quarter 2007 were $637 million, an increase of 18% compared with the year-ago quarter. Full-year 2007 Celebrex revenues were $2.3 billion, an increase of 12% compared with 2006. In the U.S., Pfizer’s focus continues to include a direct-to-consumer advertising campaign aimed at further generating patient interest and initiating a valuable dialogue between patients and physicians about Celebrex.

Revenues from new products, including Chantix (known as Champix outside the U.S.), Sutent and Lyrica, grew significantly in both the fourth-quarter and full-year 2007 compared with the corresponding periods in 2006. In the fourth-quarter 2007, Chantix continued its strong performance with revenues of $280 million compared with $68 million in the fourth-quarter 2006. For the full-year 2007, Chantix revenues were $883 million compared with $101 million in 2006, the year it was launched. Chantix, the first non-nicotine prescription treatment for smoking cessation in almost a decade, has already been used by more than five million patients globally since its launch.

In the fourth-quarter 2007, revenues from Sutent, an important medicine for the treatment of advanced kidney cancer and gastrointestinal stromal tumors, were $182 million, an increase of 75% compared with the year-ago quarter. Sutent revenues for the full-year 2007 were $581 million, an increase of 166% compared with 2006.

In the fourth-quarter 2007, Lyrica revenues were $564 million, an increase of 60% compared with the prior-year quarter. Lyrica revenues for the full-year 2007 were $1.8 billion, an increase of 58% compared with 2006. Fourth-quarter and full-year 2007 revenue growth was driven by strong efficacy and high patient and physician satisfaction in the marketplace, as well as Lyrica’s recent FDA approval for the management of fibromyalgia. Lyrica is the only medicine indicated for this chronic, widespread pain condition. In addition, a branded direct-to-consumer campaign was initiated in the U.S. in late November 2007.

Animal Health

Animal Health revenues for the fourth-quarter 2007 were $785 million, an increase of 20% compared with $655 million in the year-ago quarter. For the full-year 2007, Animal Health revenues were $2.6 billion, an increase of 14% compared with $2.3 billion in 2006. Fourth-quarter and full-year 2007 revenue growth is attributable to strong product performance, as well as the favorable impact of foreign exchange which increased revenues by 7% for the fourth quarter and 5% for the full year.

Expenses

In the fourth-quarter 2007, adjusted cost of sales(1) as a percentage of revenues was 17.4% compared with 16.6% in the fourth-quarter 2006. For the full-year 2007, adjusted cost of sales(1) as a percentage of revenues was 15.9% compared with 14.9% in 2006, above previous guidance of about 15.5%. The favorable impact of our ongoing cost-reduction efforts in both the fourth-quarter and full-year 2007 was more than offset by the unfavorable impact of geographic and business mix as well as unfavorable foreign exchange on expenses compared with the respective year-ago periods.

Adjusted selling, informational and administrative (SI&A) expenses(1) were $4.5 billion in the fourth-quarter 2007, an increase of 1% compared with the prior-year quarter. For the full-year 2007, adjusted SI&A expenses(1) were $15.2 billion, a decrease of 1% compared with 2006. The favorable impact of our ongoing cost-reduction efforts in both the fourth-quarter and full-year 2007 was largely offset by the unfavorable impact of foreign exchange on expenses compared with the respective year-ago periods. Excluding the unfavorable impact of foreign exchange on expenses, adjusted SI&A expenses(1) in the full-year 2007 decreased by $560 million compared to 2006, somewhat less than previous guidance.

Adjusted research and development (R&D) expenses(1) were $2.2 billion in the fourth-quarter 2007, a decrease of 9% compared with the year-ago quarter, due primarily to the realization of savings associated with our cost-reduction initiatives partially offset by the unfavorable impact of foreign exchange on expenses. Full-year 2007 adjusted R&D expenses(1) were $7.5 billion, comparable to 2006 and in-line with previous guidance.

Financial Guidance

For the full-year 2008, Pfizer’s financial guidance, at current exchange rates(7) except as otherwise noted, is summarized below.

Revenues	$47.0 to $49.0 billion
Adjusted Total Costs(8)	At least $1.5 to $2.0 billion lower than 2006 on a constant currency basis(9)
Adjusted Cost of Sales(1) as a Percentage of Revenues	14.5% to 15.5%
Adjusted R&D Expenses(1)	$7.3 to $7.6 billion
Adjusted SI&A Expenses(1)	$14.4 to $14.9 billion
Effective Tax Rate on Adjusted Income(1)	22.0% to 22.5%
Reported Diluted EPS	$1.78 to $1.93
Adjusted Diluted EPS(1)	$2.35 to $2.45
Cash Flows from Operations	$17.0 to $18.0 billion

For additional details, please see the attached financial schedules, product revenue tables, supplemental financial information and Disclosure Notice.

(1) "Adjusted income" and its components and "adjusted diluted earnings per share (EPS)" are defined as reported net income and its components and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Cost of Sales, Adjusted SI&A expenses and Adjusted R&D expenses are income statement line items prepared on the same basis, and therefore, components of the overall Adjusted Income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the quarterly period ended September 30, 2007, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of fourth-quarter and full-year 2007 and 2006 adjusted income and its components and adjusted diluted EPS to reported net income and its components and reported diluted EPS, as well as reconciliations of full-year 2008 adjusted income and adjusted diluted EPS guidance to full-year 2008 reported net income and reported diluted EPS guidance, are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

(2) Represents worldwide revenues for all pharmaceutical products, excluding revenues included in notes (3) and (5).

(3) Represents worldwide revenues for pharmaceutical products launched in the U.S. since 2005: Chantix/Champix, Eraxis, Lyrica, Macugen, Revatio, Selzentry/Celsentri, Sutent and Zmax.

(4) Total worldwide pharmaceutical revenues excluding the revenues of major products that have lost exclusivity in the U.S. in 2006 and 2007 as described in note (5). See the table accompanying this report.

(5) Represents worldwide revenues for pharmaceutical products that lost exclusivity in the U.S. in 2006 and 2007: Zoloft and Norvasc.

(6) Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

(7) Current exchange rates approximate rates at the time of our fourth quarter earnings press release (January 2008).

(8) Represents primarily the total of Adjusted Cost of Sales(1), Adjusted SI&A expenses(1) and Adjusted R&D expenses(1).

(9) Constant currency basis means that the applicable projected financial measure is based upon the actual foreign exchange rates in effect during 2006.

PFIZER INC AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(millions of dollars, except per common share data)

	Fourth Quarter		% Incr. / (Decr.)	Full-Year		% Incr. / (Decr.)
	2007	2006		2007	2006
Revenues	$13,065	$12,603	4	$48,613	$48,371	1
Costs and expenses:
Cost of sales (a)	2,625	2,217	18	11,239	7,640	47
Selling, informational and administrative expenses (a)	4,653	4,562	2	15,626	15,589	-
Research and development expenses (a)	2,260	2,412	(6)	8,089	7,599	6
Amortization of intangible assets	756	815	(7)	3,128	3,261	(4)
Acquisition-related in-process research and development charges	-	322	*	283	835	(66)
Restructuring charges and acquisition-related costs	216	507	(57)	2,534	1,323	92
Other (income)/ deductions--net	(610)	54	*	(1,759)	(904)	95
Income from continuing operations before (benefit)/ provision
for taxes on income and minority interests	3,165	1,714	85	9,473	13,028	(27)
(Benefit)/ provision for taxes on income	264	223	19	1,064	1,992	(47)
Minority interests	36	2	M+	42	12	235
Income from continuing operations	2,865	1,489	92	8,367	11,024	(24)
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	(3)	103	*	(3)	433	*
Gains/(losses) on sales of discontinued operations--net of tax	16	7,857	(100)	(66)	7,880	*
Discontinued operations--net of tax	13	7,960	(100)	(69)	8,313	*
Net income	$2,878	$9,449	(70)	$8,298	$19,337	(57)
Earnings per common share - basic:
Income from continuing operations	$0.42	$0.21	100	$1.21	$1.52	(20)
Discontinued operations--net of tax	-	1.11	*	(0.01)	1.15	*
Net income	$0.42	$1.32	(68)	$1.20	$2.67	(55)
Earnings per common share - diluted:
Income from continuing operations	$0.42	$0.21	100	$1.21	$1.52	(20)
Discontinued operations--net of tax	-	1.11	*	(0.01)	1.14	*
Net income	$0.42	$1.32	(68)	$1.20	$2.66	(55)
Weighted-average shares used to calculate earnings per common share:
Basic	6,774	7,144		6,917	7,242
Diluted	6,792	7,171		6,939	7,274

(a) Exclusive of amortization of intangible assets, except as discussed in footnote 4 below.

* Calculation not meaningful.
M+ Change greater than one thousand percent.
Certain amounts and percentages may reflect rounding adjustments.
1.	The above financial statements present the three-month and twelve-month periods ended December 31 of each year. Subsidiaries operating outside the United States are included for the three-month and twelve-month periods ended November 30 of each year.
2.	The financial results for the full year ended December 31, 2007, include pre-tax charges of $2.8 billion, virtually all of which were recorded in the third quarter of 2007, associated with the impairment of Exubera assets and the decision to exit and stop additional investment in the product. These charges include approximately $1.1 billion of intangible asset impairments, $661 million of inventory write-offs, $454 million of fixed asset impairments, and $578 million of other exit costs. The charges are included in Cost of sales ($2.6 billion), Selling, informational and administrative expenses ($85 million), Research and development expense ($100 million), and Revenues ($10 million for an estimate of customer returns).
3.	As required, the estimated value of Acquisition-related in-process research and development charges (IPR&D) is expensed at acquisition date. In 2007, we expensed $283 million of IPR&D, primarily related to our acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc. in the first quarter. In 2006, we expensed $835 million of IPR&D, of which $322 million related to our acquisition of PowderMed Ltd. in the fourth quarter and $513 million primarily related to our acquisition of Rinat Neuroscience Corp. in the second quarter.
4.	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.
5.	Discontinued operations--net of tax is primarily related to our former Consumer Healthcare business, sold in December 2006 for approximately $16.6 billion.
6.	(Benefit)/provision for taxes on income includes a tax benefit of $278 million in the fourth quarter 2007 and a benefit of $958 million for the full-year 2007 relating to charges associated with Exubera. (Benefit)/provision for taxes on income in the full year 2006 includes a downward revision ($124 million) of the estimated tax costs recorded in 2005 attributable to the repatriation of foreign earnings in accordance with the American Jobs Creation Act of 2004, $217 million of one-time tax benefits associated with favorable tax legislation and $441 million related to the resolution of certain tax positions. (Benefit)/provision for taxes on income for the fourth quarter and full year 2007 was also favorably impacted by the change in geographic mix of products sold in 2007.
PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND REPORTED DILUTED EPS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

Quarter Ended December 31, 2007
Reported		Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations(2)	Certain Signi- ficant Items(3)	Adjusted
Revenues	$13,065	$-	$-	$-	$(75)	$12,990
Costs and expenses:
Cost of sales (a)	2,625	-	-	-	(359)	2,266
Selling, informational and administrative expenses (a)	4,653	3	-	-	(124)	4,532
Research and development expenses (a)	2,260	(7)	-	-	(93)	2,160
Amortization of intangible assets	756	(721)	-	-	-	35
Acquisition-related in-process R&D charges	-	-	-	-	-	-
Restructuring charges and acquisition-related costs	216	-	(3)	-	(213)	-
Other (income)/ deductions--net	(610)	(2)	-	-	219	(393)

Income from continuing operations before (benefit)/ provision for taxes on income and minority interests	3,165	727	3	-	495	4,390
(Benefit)/ provision for taxes on income	264	219	(4)	-	319	798
Minority interests	36	-	-	-	-	36
Income from continuing operations	2,865	508	7	-	176	3,556
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	(3)	-	-	3	-	-
Gains/(losses) on sales of discontinued operations--net of tax	16	-	-	(16)	-	-
Discontinued operations--net of tax	13	-	-	(13)	-	-
Net income	$2,878	$508	$7	$(13)	$176	$3,556
Earnings per common share - diluted:
Income from continuing operations	$0.42	$0.07	$-	$-	$0.03	$0.52
Discontinued operations--net of tax	-	-	-	-	-	-
Net income	$0.42	$0.07	$-	$-	$0.03	$0.52

Twelve Months Ended December 31, 2007
Reported		Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations(2)	Certain Signi- ficant Items(3)	Adjusted
Revenues	$48,613	$-	$-	$-	$(209)	$48,404
Costs and expenses:
Cost of sales (a)	11,239	(49)	-	-	(3,497)	7,693
Selling, informational and administrative expenses (a)	15,626	12	-	-	(418)	15,220
Research and development expenses (a)	8,089	(29)	-	-	(516)	7,544
Amortization of intangible assets	3,128	(3,013)	-	-	-	115
Acquisition-related in-process R&D charges	283	(283)	-	-	-	-
Restructuring charges and acquisition-related costs	2,534	-	(11)	-	(2,523)	-
Other (income)/ deductions--net	(1,759)	(22)	-	-	235	(1,546)
Income from continuing operations before (benefit)/ provision for taxes on income and minority interests	9,473	3,384	11	-	6,510	19,378
(Benefit)/ provision for taxes on income	1,064	873	1	-	2,131	4,069
Minority interests	42	-	-	-	-	42
Income from continuing operations	8,367	2,511	10	-	4,379	15,267
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	(3)	-	-	3	-	-
Gains/(losses) on sales of discontinued operations--net of tax	(66)	-	-	66	-	-
Discontinued operations--net of tax	(69)	-	-	69	-	-
Net income	$8,298	$2,511	$10	$69	$4,379	$15,267
Earnings per common share - diluted:
Income from continuing operations	$1.21	$0.36	$-	$-	$0.63	$2.20
Discontinued operations--net of tax	(0.01)	-	-	0.01	-	-
Net income	$1.20	$0.36	$-	$0.01	$0.63	$2.20

(a) Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.
Certain prior period amounts were reclassified to conform to the current period presentation.
PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND REPORTED DILUTED EPS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended December 31, 2006
	Reported	Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations(2)	Certain Signi- ficant Items(3)	Adjusted
Revenues	$12,603	$-	$-	$-	$-	$12,603
Costs and expenses:
Cost of sales (a)	2,217	(14)	-	-	(113)	2,090
Selling, informational and administrative expenses (a)	4,562	3	-	-	(84)	4,481
Research and development expenses (a)	2,412	(7)	-	-	(44)	2,361
Amortization of intangible assets	815	(786)	-	-	(1)	28
Acquisition-related in-process R&D charges	322	(322)	-	-	-	-
Restructuring charges and acquisition-related costs	507	-	(12)	-	(495)	-
Other (income)/ deductions--net	54	(2)	-	-	(306)	(254)
Income from continuing operations before (benefit)/ provision for taxes on income and minority interests	1,714	1,128	12	-	1,043	3,897
(Benefit)/ provision for taxes on income	223	229	7	-	389	848
Minority interests	2	-	-	-	-	2
Income from continuing operations	1,489	899	5	-	654	3,047
Discontinued operations:
Income from discontinued operations--net of tax	103	-	-	(103)	-	-
Gains/(losses) on sales of discontinued operations--net of tax	7,857	-	-	(7,857)	-	-
Discontinued operations--net of tax	7,960	-	-	(7,960)	-	-
Net income	$9,449	$899	$5	$(7,960)	$654	$3,047
Earnings per common share - diluted:
Income from continuing operations	$0.21	$0.13	$-	$-	$0.09	$0.43
Discontinued operations--net of tax	1.11	-	-	(1.11)	-	-
Net income	$1.32	$0.13	$-	$(1.11)	$0.09	$0.43

	Twelve Months Ended December 31, 2006
	Reported	Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations(2)	Certain Signi- ficant Items(3)	Adjusted
Revenues	$48,371	$-	$-	$-	$-	$48,371
Costs and expenses:
Cost of sales (a)	7,640	(40)	-	-	(391)	7,209
Selling, informational and administrative expenses (a)	15,589	12	-	-	(244)	15,357
Research and development expenses (a)	7,599	(28)	-	-	(58)	7,513
Amortization of intangible assets	3,261	(3,149)	-	-	-	112
Acquisition-related in-process R&D charges	835	(835)	-	-	-	-
Restructuring charges and acquisition-related costs	1,323	-	(27)	-	(1,296)	-
Other (income)/ deductions--net	(904)	(15)	-	-	(124)	(1,043)
Income from continuing operations before (benefit)/ provision for taxes on income and minority interests	13,028	4,055	27	-	2,113	19,223
(Benefit)/ provision for taxes on income	1,992	924	13	-	1,300	4,229
Minority interests	12	-	-	-	-	12
Income from continuing operations	11,024	3,131	14	-	813	14,982
Discontinued operations:
Income from discontinued operations--net of tax	433	-	-	(433)	-	-
Gains/(losses) on sales of discontinued operations--net of tax	7,880	-	-	(7,880)	-	-
Discontinued operations--net of tax	8,313	-	-	(8,313)	-	-
Net income	$19,337	$3,131	$14	$(8,313)	$813	$14,982
Earnings per common share - diluted:
Income from continuing operations	$1.52	$0.43	$-	$-	$0.11	$2.06
Discontinued operations--net of tax	1.14	-	-	(1.14)	-	-
Net income	$2.66	$0.43	$-	$(1.14)	$0.11	$2.06

(a) Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.
PFIZER INC AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND
REPORTED DILUTED EPS TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)

1)	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

2)	Discontinued Operations is primarily related to our former Consumer Healthcare business.

3)	Certain significant items includes the following:

	Fourth Quarter		Full-Year
(millions of dollars)	2007	2006	2007	2006

Restructuring charges - Cost-reduction initiatives(a)	$213	$495	$2,523	$1,296
Implementation costs - Cost-reduction initiatives(b)	525	241	1,389	788
Asset impairment charges and other associated costs (c)	(6)	320	2,798	320
Consumer Healthcare business transition activity(d)	(2)	-	(26)	-
Sanofi-aventis research and development milestone(e)	-	-	-	(118)
Other(f)	(235)	(13)	(174)	(173)
Total certain significant items, pre-tax	495	1,043	6,510	2,113
Income taxes(g)	(319)	(389)	(2,131)	(735)
Resolution of certain tax positions(g)	-	-	-	(441)
Tax impact of the repatriation of foreign earnings(g)	-	-	-	(124)
Total certain significant items--net of tax	$176	$654	$4,379	$813
(a)	Included in Restructuring charges and acquisition-related costs.

(b)	Included in Cost of sales ($263 million), Selling, informational and administrative expenses ($136 million), and Research and development expenses ($124 million) and Other (income)/deductions - net ($2 million) for the fourth quarter of 2007. Included in Cost of sales ($700 million), Selling, informational and administrative expenses ($334 million), Research and development expenses ($416 million) and Other (income)/deductions - net ($61 million income) for the full year ended December 31, 2007. Included in Cost of sales ($114 million), Selling, informational and administrative expenses ($83 million), Research and development expenses ($44 million) and for the fourth quarter of 2006. Included in Cost of sales ($392 million), Selling, informational and administrative expenses ($243 million), Research and development expenses ($176 million) and Other (income)/deductions - net ($23 million income) for the full year ended December 31, 2006.

(c)

The financial results for the full year ended December 31, 2007, include pre-tax charges of $2.8 billion, virtually all of which were recorded in the third quarter of 2007, associated with the impairment of Exubera assets and the decision to exit and stop additional investment in the product. These charges include approximately $1.1 billion of intangible asset impairments, $661 million of inventory write-offs, $454 million of fixed asset impairments, and $578 million of other exit costs. The charges are included in Cost of sales ($2.6 billion), Selling, informational and administrative expenses ($85 million), Research and development expenses ($100 million), and Revenues ($10 million for an estimate of customer returns). For the fourth quarter and full year 2006, includes $320 million related to the impairment of the Depo-Provera intangible asset, which was included in Other (income)/deductions - net.

(d)	Included in Revenues ($75 million), Cost of sales ($73 million), Selling, informational and administrative expenses ($3 million) and Other (income)/deductions - net ($3 million income) for the fourth quarter of 2007, and included in Revenues ($219 million), Cost of sales ($194 million), Selling, informational and administrative expenses ($15 million) and Other (income)/deductions - net ($16 million income) for the full year ended December 31, 2007.

(e)	Included in Research and development expenses.

(f)	Other can include items such as (Gains)/losses on sale of investments, (Gains)/losses on disposal of assets and litigation-related matters.

(g)	Included in (Benefit)/provision for taxes on income.

PFIZER INC
SEGMENT/PRODUCT REVENUES
FOURTH QUARTER 2007
(UNAUDITED)
(millions of dollars)

	QUARTER-TO-DATE
	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2007	2006	Change	2007	2006	Change	2007	2006	Change
TOTAL REVENUES	13,065	12,603	4	5,910	6,404	(8)	7,155	6,199	15

PHARMA- CEUTICAL	11,897	11,666	2	5,456	6,055	(10)	6,441	5,611	15
- CARDIO- VASCULAR AND METABOLIC DISEASES	4,995	5,243	(5)	2,322	2,865	(19)	2,673	2,378	12
LIPITOR	3,428	3,335	3	1,864	1,945	(4)	1,564	1,390	13
NORVASC	650	1,317	(51)	26	686	(96)	624	631	(1)
CHANTIX / CHAMPIX	280	68	311	202	68	196	78	-	*
CADUET	154	115	35	125	109	16	29	6	359
CARDURA	128	140	(7)	3	2	51	125	138	(8)
- CENTRAL NERVOUS SYSTEM DISORDERS	1,436	1,251	15	660	597	10	776	654	19
LYRICA	564	353	60	320	214	49	244	139	76
GEODON / ZELDOX	232	210	10	192	176	9	40	34	15
ZOLOFT	134	166	(20)	25	76	(68)	109	90	20
NEURONTIN	110	120	(8)	19	18	11	91	102	(11)
ARICEPT**	116	98	18	-	-	(2)	116	98	18
XANAX / XANAX XR	86	81	7	16	15	10	70	66	6
RELPAX	85	81	6	53	52	1	32	29	16
-ARTHRITIS AND PAIN	804	737	9	509	477	7	295	260	14
CELEBREX	637	540	18	469	412	14	168	128	30
- INFECTIOUS
AND
RESPIRATORY
DISEASES	943	866	9	280	256	9	663	610	9
ZYVOX	252	223	13	155	144	7	97	79	24
VFEND	177	148	20	57	49	17	120	99	22
ZITHROMAX / ZMAX	110	109	-	-	(3)	*	110	112	(3)
DIFLUCAN	104	109	(5)	4	(13)	*	100	122	(18)
- UROLOGY	838	754	11	445	429	4	393	325	21
VIAGRA	498	450	10	220	222	(1)	278	228	21
DETROL / DETROL LA	324	290	12	219	201	8	105	89	20
- ONCOLOGY	729	641	14	249	273	(9)	480	368	31
CAMPTOSAR	256	235	9	142	127	12	114	108	6
SUTENT	182	104	75	63	69	(9)	119	35	243
AROMASIN	114	91	25	35	30	14	79	61	30
- OPHTHAL- MOLOGY	464	396	17	141	123	15	323	273	18
XALATAN / XALACOM	453	391	16	141	123	15	312	268	17
- ENDOCRINE DISORDERS	283	261	9	65	67	(3)	218	194	13
GENOTROPIN	224	209	7	59	61	(5)	165	148	12
- ALL OTHER	863	1,127	(24)	462	746	(38)	401	381	5
ZYRTEC / ZYRTEC D	267	374	(28)	267	374	(28)	-	-	-
- ALLIANCE REVENUE (Aricept, Exforge, Macugen, Mirapex, Olmetec, Rebif and Spiriva)	542	390	39	323	222	46	219	168	31
ANIMAL HEALTH	785	655	20	322	281	15	463	374	24
OTHER ***	383	282	36	132	68	94	251	214	17

* - Calculation not meaningful.

** - Represents direct sales under license agreement with Eisai Co., Ltd.

*** - Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC
SEGMENT/PRODUCT REVENUES
TWELVE MONTHS 2007
(UNAUDITED)
(millions of dollars)

	YEAR-TO-DATE
	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2007	2006	Change	2007	2006	Change	2007	2006	Change
TOTAL REVENUES	48,613	48,371	1	23,348	25,822	(10)	25,265	22,549	12

PHARMA- CEUTICAL	44,619	45,083	(1)	21,743	24,503	(11)	22,876	20,580	11
- CARDIO- VASCULAR AND METABOLIC DISEASES	18,853	19,871	(5)	9,338	11,124	(16)	9,515	8,747	9
LIPITOR	12,675	12,886	(2)	7,195	7,849	(8)	5,480	5,037	9
NORVASC	3,001	4,866	(38)	603	2,500	(76)	2,398	2,366	1
CHANTIX / CHAMPIX	883	101	773	701	101	593	182	-	*
CADUET	568	370	54	497	349	43	71	21	244
CARDURA	506	538	(6)	6	7	(16)	500	531	(6)
- CENTRAL NERVOUS SYSTEM DISORDERS	5,152	6,038	(15)	2,402	3,635	(34)	2,750	2,403	14
LYRICA	1,829	1,156	58	1,048	717	46	781	439	78
GEODON / ZELDOX	854	758	13	702	631	11	152	127	19
ZOLOFT	531	2,110	(75)	157	1,752	(91)	374	358	4
NEURONTIN	431	496	(13)	76	91	(16)	355	405	(13)
ARICEPT**	401	358	12	1	1	6	400	357	12
XANAX / XANAX XR	325	316	3	61	70	(12)	264	246	7
RELPAX	315	286	10	202	185	9	113	101	13
- ARTHRITIS AND PAIN	2,914	2,711	7	1,880	1,781	6	1,034	930	11
CELEBREX	2,290	2,039	12	1,719	1,577	9	571	462	24
- INFECTIOUS
AND
RESPIRATORY
DISEASES	3,552	3,474	2	1,123	1,222	(8)	2,429	2,252	8
ZYVOX	944	782	21	600	527	14	344	255	35
VFEND	632	515	23	210	178	18	422	337	25
ZITHROMAX / ZMAX	438	638	(31)	24	210	(89)	414	428	(3)
DIFLUCAN	415	435	(5)	13	(17)	*	402	452	(11)
- UROLOGY	3,010	2,809	7	1,637	1,586	3	1,373	1,223	12
VIAGRA	1,764	1,657	6	794	796	-	970	861	13
DETROL / DETROL LA	1,190	1,100	8	823	769	7	367	331	11
- ONCOLOGY	2,640	2,191	20	972	887	10	1,668	1,304	28
CAMPTOSAR	969	903	7	539	491	10	430	412	5
SUTENT	581	219	166	237	167	42	344	52	572
AROMASIN	401	320	25	131	113	15	270	207	31
- OPHTHAL- MOLOGY	1,643	1,461	12	521	483	8	1,122	978	15
XALATAN / XALACOM	1,604	1,453	10	521	483	8	1,083	970	12
- ENDOCRINE DISORDERS	1,052	985	7	252	258	(2)	800	727	10
GENOTROPIN	843	795	6	232	230	1	611	565	8
- ALL OTHER	4,014	4,169	(4)	2,555	2,711	(6)	1,459	1,458	-
ZYRTEC / ZYRTEC D	1,541	1,569	(2)	1,541	1,569	(2)	-	-	-
- ALLIANCE REVENUE (Aricept, Exforge, Macugen, Mirapex, Olmetec, Rebif and Spiriva)	1,789	1,374	30	1,063	816	30	726	558	30
ANIMAL HEALTH	2,639	2,311	14	1,132	1,032	10	1,507	1,279	18
OTHER ***	1,355	977	39	473	287	65	882	690	28

* - Calculation not meaningful.

** - Represents direct sales under license agreement with Eisai Co., Ltd.

*** - Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION FROM REPORTED PHARMACEUTICAL REVENUES TO TOTAL
IN-LINE AND NEW PRODUCTS(1) PHARMACEUTICAL REVENUES
(UNAUDITED)
(millions of dollars)

	Worldwide
	Fourth Quarter		% Incr. / (Decr.)	Full-Year		% Incr. / (Decr.)
	2007	2006		2007	2006
Total reported Pharmaceutical revenues	$11,897	$11,666	2	$44,619	$45,083	(1)
Norvasc	650	1,317	(51)	3,001	4,866	(38)
Zoloft	134	166	(20)	531	2,110	(75)
Total in-line products and new products(1) Pharmaceutical revenues	$11,113	$10,183	9	$41,087	$38,107	8

	U.S.
	Fourth Quarter		% Incr. / (Decr.)	Full-Year		% Incr. / (Decr.)
	2007	2006		2007	2006
Total reported Pharmaceutical revenues	$5,456	$6,055	(10)	$21,743	$24,503	(11)
Norvasc	26	686	(96)	603	2,500	(76)
Zoloft	25	76	(68)	157	1,752	(91)
Total in-line products and new products(1) Pharmaceutical revenues	$5,405	$5,293	2	$20,983	$20,251	4

	International
	Fourth Quarter		% Incr. / (Decr.)	Full-Year		% Incr. / (Decr.)
	2007	2006		2007	2006
Total reported Pharmaceutical revenues	$6,441	$5,611	15	$22,876	$20,580	11
Norvasc	624	631	(1)	2,398	2,366	1
Zoloft	109	90	20	374	358	4
Total in-line products and new products(1) Pharmaceutical revenues	$5,708	$4,890	17	$20,104	$17,856	13

Certain amounts and percentages may reflect rounding adjustments.

(1) Total in-line and new products Pharmaceutical revenues, which exclude the revenues of major products that have lost exclusivity in the U.S. since the beginning of 2006, is an alternative view of our Pharmaceutical revenues and we believe that investors’ understanding of Pharmaceutical revenues is enhanced by disclosing this performance measure. Zoloft lost its U.S. exclusivity at the end of June 2006 (with generic sertraline entering the market in August 2006) and Norvasc lost its U.S. exclusivity in March 2007, and as is typical in the pharmaceutical industry, this has resulted in a dramatic decline in revenues due to generic competition. We believe that excluding the impact of these products assists the reader in understanding the underlying strength of the balance of our diverse Pharmaceutical product portfolio in 2007. Because of its non-standardized definition, this total in-line and new products Pharmaceutical revenues measure has limitations as it may not be comparable with the calculation of similar measures of other companies. This additional revenue measure is not, and should not be viewed as, a substitute for the U.S. GAAP comparison of Pharmaceutical revenues.

(2) Total in-line and new products Pharmaceutical International revenues reflect a favorable impact in the fourth quarter and full year ended December 31, 2007, due to changes in foreign exchange rates.
PFIZER INC
SUPPLEMENTAL INFORMATION

1) Impact of Foreign Exchange on Revenues

The weakening of the U.S. dollar relative to other currencies, primarily the euro, U.K. pound and Canadian dollar, favorably impacted our revenues by approximately $610 million, or 5%, in the fourth quarter of 2007, compared to the same period in 2006, and approximately $1.5 billion, or 3%, in the full-year 2007, compared to the same period in 2006.

2) Charges Related to Exubera

In the third quarter of 2007, after an assessment of the financial performance of Exubera, an inhalable form of insulin for the treatment of diabetes, as well as its lack of acceptance by patients, physicians and payers, we decided to exit the product.

Our Exubera-related exit plans included working with physicians over a three-month period, to transition patients to other treatment options, evaluating redeployment options for colleagues, working with our partners and vendors with respect to transition and exit activities, concluding outstanding clinical trials, implementing an extended transition program for those patients unable to transition to other medications within a three-month period, and exploring asset disposal or redeployment opportunities, as appropriate, among other activities.

As part of this exit plan, in the fourth quarter of 2007, we paid $135 million to one of our partners in satisfaction of all remaining obligations under existing agreements relating to Exubera and a next generation insulin (NGI) under development. In addition, in the event that a new partner is selected, Pfizer has agreed to transfer its remaining rights and all economic benefits for Exubera and NGI. This transfer of Pfizer’s interests would include the transfer of the Exubera New Drug Application and Investigational New Drug Applications and all ex-U.S. regulatory filings and applications, continuation of ongoing Exubera clinical trials and certain supply chain transition activities.

Total pre-tax charges for full-year 2007 were $2.8 billion, virtually all of which were recorded in the third quarter of 2007. The income statement line items in which the various charges are recorded are as follows:

(millions of dollars)	Customer Returns - Revenues	Cost of Sales	Selling, Informational & Administrative Expenses	Research & Development Expenses	Total
Intangible asset impairment charges	$—	$1,064	$41	$ —	$1,105
Inventory write-offs	—	661	—	—	661
Fixed assets impairment charges and other	—	451	—	3	454
Other exit costs	10	427	44	97	578
Total	$10	$2,603	$85	$100	$2,798

The asset write-offs (intangibles, inventory and fixed assets) represent non-cash charges. The other exit costs, primarily contract and other termination costs, among other liabilities, are associated with marketing and research programs, as well as manufacturing operations related to Exubera. These exit costs resulted in cash expenditures in 2007 (such as the $135 million settlement referred to above) and will result in additional cash expenditures in 2008. We expect that substantially all of the cash spending will be completed within the next year. During the implementation of the exit strategy, certain additional cash costs will be incurred and reported in future periods, such as maintenance-level operating costs. However, those future costs are not expected to be significant. We expect that substantially all exit activities will be completed within the next year.

3) Change in Cost of Sales

Reported cost of sales increased 18% in the fourth quarter of 2007, compared to the same period in 2006. The increase reflects higher implementation costs associated with our cost-reduction initiatives, the unfavorable impact of foreign exchange, costs related to business transition activities associated with the sale of our Consumer Healthcare business, a less favorable geographic and business mix, and write-offs and other costs associated with Exubera additional to those recorded in the third quarter of 2007, partially offset by savings related to our cost-reduction initiatives.

Reported cost of sales increased 47% for full-year 2007, compared to full-year 2006. The increase reflects asset impairment charges, write-offs and other costs associated with Exubera ($2.6 billion), higher implementation costs associated with our cost-reduction initiatives, costs related to business transition activities associated with the sale of our Consumer Healthcare business, the unfavorable impact of foreign exchange and a less favorable geographic and business mix, partially offset by savings related to our cost-reduction initiatives.

Charges in reported cost of sales related to our cost-reduction initiatives were $263 million for the fourth quarter of 2007, $114 million for the fourth quarter of 2006, $700 million for full-year 2007 and $392 million for full-year 2006.

Reported cost of sales also includes $73 million for fourth-quarter 2007, and $194 million for full-year 2007, related to business transition activities associated with the sale of our Consumer Healthcare business, completed in December 2006. This continuing activity is transitional in nature and generally results from agreements that seek to facilitate the orderly transfer of operations of our former Consumer Healthcare business to the new owner.

Reported cost of sales as a percentage of revenues increased 7.3 percentage points to 23.1% in full-year 2007, reflecting charges of $2.6 billion associated with Exubera, a less favorable geographic and business mix, the unfavorable impact of foreign exchange and the impact of higher 2007 implementation costs associated with our cost-reduction initiatives, compared to 2006, partially offset by the savings impact of our cost-reduction initiatives.

4) Change in Selling, Informational & Administrative (SI&A) Expenses and Research & Development (R&D) Expenses

Reported SI&A expenses in the fourth quarter of 2007 increased 2% compared to the same period in 2006, reflecting the unfavorable impact of foreign exchange, as well as the impact of higher 2007 implementation costs associated with our cost-reduction initiatives, partially offset by the savings impact of our cost-reduction initiatives. Reported SI&A expenses for full-year 2007 was comparable to 2006, reflecting the savings impact of our cost-reduction initiatives, offset by the unfavorable impact of foreign exchange on expenses, the impact of higher 2007 implementation costs associated with our cost-reduction initiatives and charges of $85 million associated with Exubera.

Charges in reported SI&A expenses related to our cost-reduction initiatives were $136 million for the fourth quarter of 2007, $83 million for the fourth quarter of 2006, $334 million for full-year 2007 and $243 million for full-year 2006.

Reported R&D expenses, excluding acquisition-related in-process research and development charges (IPR&D), decreased 6% in the fourth quarter of 2007 compared to the same period in 2006, and increased 6% in full-year 2007 compared to 2006. The fourth-quarter decrease is primarily due to savings related to our cost-reduction initiatives, partially offset by the impact of higher implementation costs associated with our cost-reduction initiatives and the unfavorable impact of foreign exchange on expenses. The increase in full-year 2007 is primarily due to higher implementation costs associated with our cost-reduction initiatives, an initial payment to Bristol-Myers Squibb Company (BMS) of $250 million and additional payments to BMS related to product development efforts, the unfavorable impact of foreign exchange, and exit costs, such as contract termination costs, associated with Exubera of $100 million, partially offset by savings related to our cost-reduction initiatives.

Charges in reported R&D expenses related to our cost-reduction initiatives were $124 million for the fourth quarter of 2007, $44 million for the fourth quarter of 2006, $416 million for full-year 2007 and $176 million for full-year 2006 related to our cost-reduction initiatives.

IPR&D charges in 2007 of $283 million, primarily related to the acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc. IPR&D charges in 2006 of $835 million, primarily related to the acquisitions of PowderMed, Ltd. and Rinat Neuroscience Corp.

5) Other Income and Other Deductions

($ millions)	Fourth Quarter		Full-Year
	2007	2006*	2007	2006*
Net Interest (Income)/Expense(a)	$(285)	$(160)	$(1,099)	$(437)
Asset Impairment Charges	--	320	--	320
Royalty Income	(55)	(117)	(224)	(395)
Net Gains on Asset Disposals	(237)	(18)	(326)	(280)
Other, Net	(33)	29	(110)	(112)
Other (Income)/Deductions-Net	$(610)	$54	$(1,759)	$(904)

*Certain prior period amounts were reclassified to conform to the current period presentation.

In the fourth quarter of 2007 we recorded a gain of $211 million related to the sale of a building in Korea. In the fourth quarter of 2006, we recorded a charge of $320 million related to the impairment of our Depo-Provera intangible asset.

(a) Increases in net interest income in fourth-quarter and full-year 2007, compared to the same periods in 2006, were due primarily to higher interest rates and an increase in our net financial assets, reflecting proceeds of $16.6 billion from the sale of our Consumer Healthcare business in late December 2006.

6) Effective Tax Rate

The effective tax rate on reported Income from continuing operations before (benefit)/provision for taxes on income and minority interest for the fourth quarter of 2007 was 8.4% compared to 13.0% in the fourth quarter of 2006, primarily reflecting an adjustment of the estimated tax benefits recorded in the third quarter of 2007 associated with our decision to exit Exubera and the absence of acquired IPR&D charges in fourth-quarter 2007 compared to $322 million in acquired IPR&D charges recorded in fourth-quarter 2006, which are not deductible for tax purposes. The reported tax rate for fourth-quarter 2006 also reflects the retroactive reenactment of the R&D tax credit in the U.S. in December 2006, the full amount of which was recorded in the fourth quarter of 2006.

The effective tax rate on reported Income from continuing operations before (benefit)/provision for taxes on income and minority interest for full-year 2007 was 11.2% compared to 15.3% for full-year 2006, primarily reflecting the impact of charges associated with our decision to exit Exubera, acquired IPR&D charges of $283 million in 2007 compared to $835 million in 2006, which are not deductible for tax purposes, as well as the volume and geographic mix of product sales and restructuring charges in 2007 compared to 2006, partially offset by certain one-time tax benefits in 2006 associated with favorable tax legislation and the resolution of certain tax positions, and a decrease in the 2005 estimated U.S. tax provision related to the repatriation of foreign earnings.

The effective tax rates on adjusted income1 were 18.2% for the fourth quarter of 2007, 21.7% for the fourth quarter of 2006, 21.0% for full-year 2007 and 22.0% for full-year 2006.

7) Reconciliation of 2008 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2008 Reported Net Income and Reported Diluted EPS Guidance

Revised Full-Year 2008 Guidance
($ billions, except per-share amounts)	Net Income(a)	Diluted EPS(a)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$15.8 - $16.6	~$2.35 - $2.45
Purchase Accounting Impacts, Net of Tax	(2.1)	(0.31)
Costs Related to Cost-Reduction Initiatives, Net of Tax	(1.4 – 1.7)	(0.21 – 0.26)
Reported Net Income/Diluted EPS Guidance	~$12.0 - $13.1	~$1.78 - $1.93

(a) Guidance in the table above exclude the effects of major business-development transactions not completed as of December 31, 2007.

(1) “Adjusted income” and its components and “adjusted diluted earnings per share (EPS)” are defined as reported net income and its components and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Cost of sales, Adjusted SI&A expenses and Adjusted R&D expenses are income statement line items prepared on the same basis and, therefore components of the overall Adjusted Income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the quarterly period ended September 30, 2007, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. Reconciliations of fourth-quarter and full-year 2007 and 2006 adjusted income and its components and adjusted diluted EPS to reported net income and its components and reported diluted EPS, as well as reconciliations of full-year 2008 adjusted income and adjusted diluted EPS guidance to full-year 2008 reported net income and reported diluted EPS guidance, are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of January 23, 2008. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments. This earnings release and the attachments contain forward-looking information about the Company's financial results and estimates, business plans and prospects, in-line products and product candidates that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following:

  Success of research and development activities
  Decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products
  Speed with which regulatory authorizations, pricing approvals and product launches may be achieved
  Success of external business development activities
  Competitive developments, including with respect to competitor drugs and drug candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates
  Ability to successfully market both new and existing products domestically and internationally
  Difficulties or delays in manufacturing
  Trade buying patterns
  Ability to meet generic and branded competition after the loss of patent protection for our products and competitor products
  Impact of existing and future regulatory provisions on product exclusivity
  Trends toward managed care and healthcare cost containment
  U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid and Medicare, the importation of prescription drugs that are marketed from outside the U.S. at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use
  Impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003
  Legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access
  Contingencies related to actual or alleged environmental contamination
  Claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates
  Significant breakdown, infiltration or interruption of our information technology systems and infrastructure
  Legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings
  The Company's ability to protect its patents and other intellectual property both domestically and internationally
  Interest rate and foreign currency exchange rate fluctuations
  Governmental laws and regulations affecting domestic and foreign operations, including tax obligations
  Changes in generally accepted accounting principles
  Any changes in business, political and economic conditions due to the threat of terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas
  Growth in costs and expenses
  Changes in our product, segment and geographic mix
  Impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction initiatives.

A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and in its reports on Forms 10-Q and 8-K.

CONTACT:
Pfizer Inc
Media:
Shreya Jani, 212-733-4889
or
Investors:
Suzanne Harnett, 212-733-8009
Jennifer Davis, 212-733-0717